Exhibit 99.1
Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 2, 2005	July 2, 2005	October 1, 2005	December 31, 2005
Net sales	$7,767	$8,408	$9,048	$10,039
Costs of sales	5,186	5,651	6,119	6,867

Gross margin	2,581	2,757	2,929	3,172

Selling, general and administrative expenses	923	915	919	1,022
Research and development expenditures	807	878	882	958
Other Charges (Income)	(5)	6	48	(519)

Operating earnings	856	958	1,080	1,711

Other income (expense):
Interest expense, net	(8)	4	20	55
Gains on sales of investments and businesses	239	409	1,266	(69)
Other	(8)	20	(106)	(15)

Total other income	223	433	1,180	(29)

Earnings from continuing operations before income taxes	1,079	1,391	2,260	1,682
Income tax expense	394	472	522	505

Earnings from continuing operations	685	919	1,738	1,177

Discontinued operations, net of tax:
Freescale Semiconductor	$—	$(14)	$1	$(8)
Automotive Electronics Business	7	28	12	33

Total discontinued operations	7	14	13	25

Net earnings	$692	$933	$1,751	$1,202

Earnings per common share
Basic:
Continuing operations	$0.28	$0.37	$0.70	$0.47
Discontinued operations	—	0.01	0.01	0.01

	$0.28	$0.38	$0.71	$0.48

Diluted:
Continuing operations	$0.28	$0.37	$0.68	$0.46
Discontinued operations	—	—	0.01	0.01

	$0.28	$0.37	$0.69	$0.47

Weighted average common shares outstanding
Basic	2,447.1	2,460.2	2,480.6	2,495.4
Diluted	2,487.1	2,504.0	2,547.0	2,559.9

Dividends paid per share	$0.04	$0.04	$0.04	$0.04

Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended	Quarter Ended
	December 31, 2005	April 1, 2006
Net sales	$35,262	$9,608
Costs of sales	23,823	6,682

Gross margin	11,439	2,926

Selling, general and administrative expenses	3,779	1,101
Research and development expenditures	3,525	946
Other Charges (Income)	(470)	30

Operating earnings	4,605	849

Other income (expense):
Interest expense, net	71	67
Gains on sales of investments and businesses	1,845	151
Other	(109)	(19)

Total other income	1,807	199

Earnings from continuing operations before income taxes	6,412	1,048
Income tax expense	1,893	392

Earnings from continuing operations	4,519	656

Discontinued operations, net of tax:
Freescale Semiconductor	$(21)	$—
Automotive Electronics Business	80	30

Total discontinued operations	59	30

Net earnings	$4,578	$686

Earnings per common share
Basic:
Continuing operations	$1.83	$0.26
Discontinued operations	0.02	0.02

	$1.85	$0.28

Diluted:
Continuing operations	$1.79	$0.26
Discontinued operations	0.02	0.01

	$1.81	$0.27

Weighted average common shares outstanding
Basic	2,471.3	2,489.0
Diluted	2,527.0	2,553.6

Dividends paid per share	$0.16	$0.04